Exhibit 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)Registration Statement (Form F-3 No. 333-279295) of Similarweb Ltd., and

1.Registration Statements (Form S-8 Nos. 333-256324, 333-264307, 333-270793, 333-277449 and 333-285314) pertaining to the 2012 Incentive Option Plan, 2021 Share Incentive Plan and 2021 Employee Share Purchase Plan of Similarweb Ltd.;

of our report dated March 2, 2026, with respect to the consolidated financial statements of Similarweb Ltd., included in this Annual Report (Form 20-F) of Similarweb Ltd. for the year ended December 31, 2025.

/s/ Kost Forer Gabbay & Kasierer
A Member of EY Global

Tel-Aviv, Israel
March 2, 2026